Exhibit 10.1

December 27, 2023

Jay Wells
Delivered via email

Dear Jay,

It is my pleasure to submit to you this employment offer with Americold. We believe you bring the breadth and depth of experience that will support solid growth for our company. Based on your position within our company, the following offer provisions should be attractive and can be summarized within these points:

The position being offered is Executive Vice President & Chief Financial Officer, effective on January 15, 2024.
You will report to our Chief Executive Officer, George Chappelle, and be based out of the Atlanta office. You will be offered relocation in accordance with our relocation policy that will be provided to you separately.
The annual base salary for this position is $575,000.00, which on a bi-weekly basis is $22,115.38.
The annual incentive compensation opportunity for meeting stated performance goals is targeted at 90% of your base salary effective the month in which you start and paid in accordance with the terms of the Annual Incentive Plan (“AIP”).
You will be eligible to participate in the Americold Realty Trust 2017 Equity Incentive Plan (the “Plan”) in such amounts and at such times as the Compensation Committee of the Board of Directors shall determine at its sole discretion. All awards will be subject to the terms and conditions of the Plan. Subject to the final approval of the Compensation Committee and Board of Directors, the terms of the Plan and associated grant documentation:
oIt is anticipated that your 2024 annual grant, which includes a combination of time-based and performance Restricted Stock Units, will have a target value of $1,100,000.
You will be provided with a competitive benefit plan which includes paid medical/dental/vision for you and your dependents through our Executive Health program. Additionally, we offer life insurance, disability, 401(k) and other benefits. Your healthcare benefits coverage will be effective the first (1st) day of the month following your start date.
You will be eligible for 25 days Paid Time Off per calendar year on a prorated basis in accordance with the company’s policy, as well as 7 paid holidays and 2 floating holidays.
Additional details such as notice to leave the Company and any other termination provisions will be found in our Executive Severance Benefits Plan, which will be provided to you separately.
The Company reserves the right to modify benefits and offerings due to plan amendments. This offer and your continued employment are contingent on you passing our pre-employment drug screen, background verifications, receiving favorable references and presenting timely and valid documentation as required by the Immigration Reform and Control Act to ensure you are authorized to work in the United States. In addition, you will need to complete our conflict of interest questionnaire and apply for the required SEC codes.
Please note that Americold is an “at will” employer. You have the right to review this job offer with anyone you choose, at your cost. This offer shall remain open until December 29th, 2023.
Jay, all of us are excited about the opportunities ahead and the contributions we see you making with our company. We are convinced you will add significant value to the success of Americold. The team looks forward to making your transition to your new position within the Americold family as smooth as possible.

With best regards,

Samantha Charleston
10 Glenlake Parkway | Suite 600, South Tower | Atlanta, GA 30328 | USA | p. +1.678.441.1400 | f. +1.678.441.6824 | www.americold.com

Exhibit 10.1
Samantha “Sam” Charleston
EVP & Chief Human Resources Officer

cc: George Chappelle, Lisa Chasey

Please sign below to confirm your understanding and acceptance of the above terms and conditions of the employment offer.
Signature:	/s/ Jay Wells	Date:	12/27/2023

10 Glenlake Parkway | Suite 600, South Tower | Atlanta, GA 30328 | USA | p. +1.678.441.1400 | f. +1.678.441.6824 | www.americold.com